As Filed with the Securities and Exchange Commission on May 8, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under the
SECURITIES ACT OF 1933

EMULEX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	51-0300558 (IRS Employer Identification No.)

3333 Susan Street Costa Mesa, California (Address of Principal Executive Offices)	92626 (Zip Code)
AAROHI COMMUNICATIONS, INC. 2001 STOCK OPTION PLAN
(Full Title of the Plan)
PAUL F. FOLINO
Chief Executive Officer
EMULEX CORPORATION
3333 Susan Street
Costa Mesa, California 92626
(Name and Address of Agent for Service)
(714) 662-5600
(Telephone number, including area code, of agent for service)

Copies of Communications to:

RANDALL WICK Vice President and General Counsel EMULEX CORPORATION 3333 Susan Street Costa Mesa, California 92626 (714) 662-5600 Fax: (714) 641-0172	ROBERT M. STEINBERG, Esq. JEFFER, MANGELS, BUTLER & MARMARO LLP 1900 Avenue of the Stars, Seventh Floor Los Angeles, California 90067 (310) 203-8080 Fax: (310) 203-0567
CALCULATION OF REGISTRATION FEE

Title of Securities	Amount	Proposed	Proposed	Amount of
to be	to be	Maximum Offering	Maximum Aggregate	Registration
Registered(1)	Registered(1)(2)	Price Per Share(3)	Offering Price(3)	Fee(3)
Common Stock, par value $0.10 per share, to be issued under Aarohi Communications, Inc. 2001 Stock Option Plan	336,434 shares	$17.875	$6,013,758	$643.47

(1)	Represents the shares of Common Stock of the Registrant issuable in connection with, or in respect of, options to acquire shares granted under Aarohi Communications, Inc. 2001 Stock Option Plan.

(2)	Pursuant to Rule 416(a), also covers additional securities that may become issuable under the Aarohi Communications, Inc. 2001 Stock Option Plan as a result of stock splits, stock dividends or similar transactions. Registered securities include attached preferred stock purchase rights issuable pursuant to the Registrant’s existing Rights Plan.

(3)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) and (h)(1), on the basis of the average of the high and low reported sales price of the Registrant’s Common Stock on the New York Stock Exchange — Composite Tape on May 3, 2006.

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4.Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 5.1
EXHIBIT 23.1
EHXIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4
EXHIBIT 99.5

EXPLANATORY STATEMENT
          This Registration Statement on Form S-8 registers shares of the Registrant’s Common Stock, including attached preferred stock purchase rights, which may be issued in connection with, or in respect of, stock options (collectively, the “Aarohi Options”) granted under the Aarohi Communications, Inc. 2001 Stock Option Plan which plan was assumed by the Company in connection with the acquisition of Aarohi Communications, Inc., a California corporation, on May 1, 2006.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Emulex Corporation has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(i) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents are incorporated by this reference into this Registration Statement:
          (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 3, 2005, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
          (b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended October 2, 2005 and January 1, 2006, filed pursuant to Section 13 of the Exchange Act;
          (c) The Registrant’s Current Reports on Form 8-K filed on August 30, 2005, August 31, 2005, November 10, 2005, December 5, 2005, December 21, 2005, April 19, 2006 and May 2, 2006;
          (d) The Registrant’s Proxy Statement for its Annual Meeting of Stockholders held on December 1, 2005;
          (e) The description of the Registrant’s Common Stock to be offered hereby which is contained in its Registration Statement on Form 8-A filed June 12, 2002 pursuant to Section 12 of the Exchange Act; and
          (f) The description of the Registrant preferred stock purchase rights which is contained in its Registration Statement on Form 8-A filed June 12, 2002 pursuant to Section 12 of the Exchange Act.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or other document that is not deemed filed under such provisions. For purposes of this Registration Statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration

Statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     As permitted by Section 145 of the Delaware General Corporation Law (“Section 145”), the Registrant’s Certificate of Incorporation provides that the directors will not be liable to the Registrant or to any stockholder for monetary damages for breach of fiduciary duty as a director, to the full extent that such limitation or elimination of liability is permitted under Delaware law.
     Also as permitted by Section 145, the Registrant’s Bylaws provide that the Registrant will indemnify its directors and officers to the full extent permitted under Delaware law. Pursuant to the Bylaws and Section 145, the Registrant will indemnify each director and officer against any liability incurred in connection with any action, suit, proceeding or investigation in which he may be involved by reason of serving in such capacity at the request of the Registrant.
     Each director and officer is also entitled to indemnification against costs and expenses (including attorneys’ fees) incurred in defending or investigating any action, suit, proceeding or investigation in which he may be involved by reason of serving in such capacity at the request of the Registrant. The Bylaws and indemnity agreements entered into between the Registrant and each of its directors permit the Registrant to advance funds to a director or officer for such costs and expenses (including attorneys’ fees) in certain circumstances. Notwithstanding the foregoing, no advance shall be made by the Registrant if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel, that based upon the facts known to the Board or counsel at the time such determination is made: (i) the director or officer acted in bad faith or deliberately breached his duty to the Registrant or its stockholders; and (ii) as a result of such actions by the director or officer, it is more likely than not that it will ultimately be determined that such director or officer is not entitled to indemnification.
     The indemnification and advancement of expenses provided by the Bylaws and any indemnity agreements are not exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled under the Bylaws, indemnity agreements, any vote of stockholders or disinterested directors or otherwise. The indemnification and advancement of expenses provided by the Bylaws and the indemnity agreements continue as to a person who has ceased to be a director or officer and inure to the benefit of the heirs, executors and administrators of such a person.
     The Registrant has purchased a directors’ and officers’ liability insurance policy insuring directors and officers of the Registrant against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Registrant would have the power to indemnify such person against such liability under the Bylaws or any indemnity agreement.
Item 7. Exemption from Registration Claimed
     Not Applicable.

Item 8. Exhibits
     The Exhibits to this Registration Statement are listed in the Index to Exhibits which is incorporated herein by this reference.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 8th day of May, 2006.

EMULEX CORPORATION

By:	/s/ Paul F. Folino
Paul F. Folino, Chief Executive Officer
POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul F. Folino and Michael J. Rockenbach, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Paul F. Folino	Chairman of the Board, Chief Executive	May 8, 2006
PAUL F. FOLINO	Officer and Director (Principal Executive Officer)

/s/ Fred B. Cox	Chairman Emeritus of the Board and	May 8, 2006
FRED B. COX	Director

/s/ Michael J. Rockenbach	Chief Financial Officer (Principal	May 8, 2006
MICHAEL J. ROCKENBACH	Financial Officer and Accounting Officer)

/s/ Michael P. Downey	Director	May 8, 2006
MICHAEL P. DOWNEY

SIGNATURE	TITLE	DATE
/s/ Bruce C. Edwards	Director	May 8, 2006
BRUCE C. EDWARDS

/s/ Robert H. Goon	Director	May 8, 2006
ROBERT H. GOON

/s/ Don M. Lyle	Director	May 8, 2006
DON M. LYLE

/s/ Dean A. Yoost	Director	May 8, 2006
DEAN A. YOOST

INDEX TO EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Jeffer, Mangels, Butler & Marmaro LLP as to legality of securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Jeffer, Mangels, Butler & Marmaro LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (contained on page II-2).

99.1	Aarohi Communications, Inc. 2001 Stock Option Plan.

99.2	Form of Aarohi Communications, Inc. Stock Option Agreement

99.3	Form of Aarohi Communications, Inc. Stock Option Agreement (alternate form)

99.4	Form of Aahrohi Communications, Inc. Notice of Grant of Stock Option

99.5	Form of Emulex Corporation Stock Option Assumption Documents for holders of options granted under the Aarohi Communications, Inc. 2001 Stock Option Plan